Exhibit 99.1

      BERRY PLASTICS CORPORATION AGREES TO ACQUIRE LANDIS PLASTICS, INC.

EVANSVILLE, INDIANA, OCTOBER 15, 2003 - Berry Plastics Corporation ("Berry") today announced that it has entered into a definitive agreement to acquire Landis Plastics, Inc. ("Landis") for $228 million, including repayment of existing indebtedness. The purchase price will be funded with a combination of debt, an equity investment from Berry's existing investors, and cash on Berry's balance sheet. The transaction is scheduled to close in the fourth quarter of 2003 and is subject to customary closing conditions.

Ira Boots, President and CEO of Berry Plastics Corporation, stated "The customers and employees of both Berry and Landis will benefit from the combination of these two outstanding companies. We have grown in different markets but share a commitment to providing superior services to customers and caring for employees while delivering exceptional financial performance. The vision and talent of current Berry employees will be enhanced by the business expertise and skill-sets contributed by Landis."

Landis is based in Chicago Ridge, Illinois, with five domestic facilities supporting North American customers. Landis manufactures injection molded and thermoformed plastic packaging for dairy and other food products. Over the past 15 years, Landis has experienced robust organic growth in sales of 10.4%[1]. During 2002, Landis generated $211.6 million of net sales.

Gregory Landis, President of Landis Plastics, Inc., will hold a significant equity interest in Berry following the closing of the acquisition, and will join Berry's Board of Directors. Mr. Landis will also serve as President of Berry's newly formed Dairy Division, utilizing the combined Berry and Landis platform to provide expanded product offerings. The combination of Berry's twelve U.S. and international plants with the five Landis domestic facilities will provide enhanced geographic coverage, benefiting the customers of both Berry and Landis.

"The Landis team is excited to partner with an organization of the quality of Berry Plastics, " said Mr. Landis. "Berry is providing Landis management with additional resources to continue our history of customer service, quality and innovation." Richard Landis, Chairman of Landis Plastics, who co-founded the company in 1953 with his father, added, "Clearly, our choice of partner was very important to the Landis family, and we believe that this combination will only enhance our relationships with customers and suppliers."



[1]Represents compounded annual growth rate from 1987 to 2002.


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Brent Beeler, Berry's Executive Vice President & General Manager, will assume the role of President for the Container & Consumer Products Division. In his new position, Mr. Beeler will focus on customer needs by continuing to strengthen operating performance.

"By joining our two companies, Berry and Landis are creating outstanding opportunities for growth for both our employees and investors while expanding our extensive array of products and broadening our geographical reach," stated Mr. Beeler.

Berry has also agreed to acquire four facilities currently leased by Landis from affiliates of Landis. Berry currently intends to assign its right to purchase these facilities to a third party and lease them from that third party.

Berry Plastics was advised by Goldman, Sachs & Co. and J.P. Morgan Securities
Co.

Landis Plastics was advised by Robert W. Baird & Co.

Berry Plastics Corporation, a portfolio company of Goldman Sachs Capital Partners and JP Morgan Partners, is a leading manufacturer and marketer of injection-molded and thermoformed plastic open-top containers, aerosol overcaps, closures, drink cups, and housewares. The company is headquartered in Evansville, Indiana, and, together with its subsidiaries, has plants in Henderson, Nevada; Iowa Falls, Iowa; Charlotte, North Carolina; Lawrence, Kansas; Suffolk, Virginia; Monroeville, Ohio; Woodstock, Illinois; Streetsboro, Ohio; Baltimore, Maryland; Norwich, England; Milan, Italy and a sales office in Mexico City, Mexico.

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Contact:

Berry Plastics Corporation:     Ira Boots          tel. (812) 424-2904

Landis Plastics, Inc.:          Gregory Landis     tel. (708) 239-2390

Certain statements and information included in this release may constitute "forward looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the companies' SEC filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.




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